Exhibit 99.1

Knightscope Reports Record Second Quarter 2026 Financial Results

Revenue Up 228% Year Over Year to a Record $9.0 Million — Second Consecutive Record Quarter

SUNNYVALE, Calif. — August 12, 2026 — Knightscope, Inc. (NASDAQ: KSCP) (“Knightscope” or the “Company”), the security technology company building the nation’s first Autonomous Security Force, today announced its financial results for the second quarter ended June 30, 2026. Revenue for the quarter was $9.0 million, an increase of 228% compared with $2.7 million in the second quarter of 2025 and a new quarterly record for the Company – its second consecutive record quarter. Knightscope now serves 434 clients across 42 states.

“The second quarter of 2026 was Knightscope’s best quarter ever,” said William Santana Li, Founder, Chairman, and Chief Executive Officer. “Back in May, I stood before institutional investors in New York and made a simple commitment: each quarter better than the last. We are delivering exactly what we said we would, and we believe we have laid the groundwork to sustain that momentum.”

Second Quarter 2026 Financial Highlights

•	Record revenue: $9.0 million, up 228% from $2.7 million in the second quarter of 2025, driven by the full-quarter contribution from the Security Force.
•	Second consecutive quarter of positive gross margin: Gross margin of $0.7 million, or approximately 7% of revenue, compared with a gross loss of $0.9 million in the prior-year period, driven by the immediately accretive Security Force acquisition and service cost reduction initiatives.
•	Operating expenses: $13.8 million, compared with $5.4 million in the second quarter of 2025, primarily reflecting investment in R&D, increased headcount, and the integration of the Security Force, which improved operating leverage by adding higher-margin revenue on the Company’s existing operating infrastructure.
•	Net loss: $14.1 million, or $0.79 per share, compared with a net loss of $6.3 million, or $0.90 per share, in the prior-year period.
•	Balance sheet: Cash and cash equivalents of $8.2 million at quarter end, with an improving cash conversion cycle due to the effects of the acquisition.

Business and Operational Highlights

•	Security Force integration on plan: The integration of the Company’s recent acquisition – now its Security Force – is proceeding as planned, with the teams collaborating on the H1 wearable that will define the future Augmented Security Agent (ASA) and working to expand offerings across the current client base.
•	K7 on track for second half of 2026 deployments: The K7, Knightscope’s all-new autonomous security robot, passed its Alpha Prototype gate review and is moving into the Beta Prototype phase, with initial deployments expected to begin in the fourth quarter of 2026. Client interest in K7 deployment continues to grow, and the Company’s partnership with Carnegie Mellon University has its graduate robotics program working directly on autonomous patrol technology under the guidance of Knightscope’s engineering team.
•	Signals platform underway: Significant work is underway on the Company’s all-new Signals platform, designed to orchestrate its autonomous robots, stationary devices, sensors, augmented security agents, and Mission Intelligence remote monitoring – an industry first that combines pioneering proprietary 3D digital twin technology with AI agents to eliminate blind spots and provide an industry-first, proof-of-work audit trail.
•	Growth with discipline: The team cut assembly time for one of the Company’s product lines by almost 80%, restructured the field service network in Northern California and the Northeast region through local service provider relationships, insourced field services in Southern California to improve service while lowering delivery costs, significantly deepened the technical team, and recruited multiple senior executives with a track record of scaling companies.

•	Autonomous Security Force launch at GSX 2026: Knightscope will officially launch the Autonomous Security Force at GSX 2026 – the security industry’s largest gathering – September 14 to 16 in Atlanta.

Second Half 2026 Priorities

In the second half of 2026, the Company expects to deliver on three priorities:

1.	Initial K7 deployments will start in the third quarter and continue through the remainder of the year.
2.	The initial launch of Signals, the Company’s orchestration platform; and
3.	Continued execution consistent with the last two record quarters.

Conference Call Information

Knightscope will host a conference call and webcast today, Wednesday, August 12, 2026, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss its second quarter 2026 results. The webcast replay will be made available on the Investor Relations section of the Company’s website at ir.knightscope.com.

About Knightscope

Knightscope is a security technology company building the nation’s first Autonomous Security Force. The Company combines autonomous machines, advanced software, and human expertise to help protect people, property, and critical infrastructure. Knightscope’s long-term mission is to make the United States of America the safest country in the world. Learn more about us at www.knightscope.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s goals, growth, prospects, product roadmap, and outlook, including expectations regarding K7 deployments, the launch of the Autonomous Security Force, the Signals platform, and future financial performance. Actual results may differ materially due to the risks and uncertainties described under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as updated by its other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update them except as required by law.

Investor Relations

ir@knightscope.com

Knightscope, Inc.

(650) 924-1025 ext. 6